Filed pursuant to 424(b)(3)
Registration No. 333-122743

SUPPLEMENT NO. 19
DATED JULY 2, 2007
TO THE PROSPECTUS DATED DECEMBER 8, 2006
OF INLAND AMERICAN REAL ESTATE TRUST, INC.

This Supplement No. 19 supplements our prospectus dated December 8, 2006, as previously supplemented by Supplement No. 6 dated March 8, 2007, Supplement No. 15 dated June 5, 2007, Supplement No. 16 dated June 15, 2007, Supplement No. 17 dated June 19, 2007 and Supplement No. 18 dated June 22, 2007.  This supplement updates, modifies or supersedes certain information in the prospectus sections entitled “Business and Policies” and “Plan of Distribution,” as described below.  You should read this Supplement No. 19 together with our prospectus dated December 8, 2006 and each of the foregoing supplements thereto.

Business and Policies

Acquisition of REITs

This subsection, which starts on page 123 in the “Business and Policies” section of the prospectus, has been updated and modified as follows:

Acquisition of Winston Hotels, Inc.

On July 1, 2007, we consummated the merger that was previously disclosed in supplement no. 8 to our prospectus, dated April 5, 2007, among us, our wholly-owned subsidiary, Inland American Acquisition (Winston), LLC, Winston Hotels, Inc., referred to herein as “Winston,” and WINN Limited Partnership, the operating partnership of Winston.

Employees

This subsection has been added to page 130 of the “Business and Policies” section of the prospectus, directly preceding “Distributions.”

We have hired certain employees of Winston and Utley Residential Company, L.P. to perform various management and corporate functions related to our lodging facilities and student and conventional multi-family housing development projects, respectively.  As of July 2, 2007, we have thirty-seven full-time employees. None of the employees is represented by a labor union.

Plan of Distribution

The following information, which was previously inserted at the end of the “Plan of Distribution” section on page 322 of the prospectus, has been updated as follows:

The following table provides information regarding shares sold in our offering as of June 29, 2007.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our Sponsor:	20,000	200,000	-	200,000

Shares sold in the offering:	437,707,528	4,377,075,280	459,592,904	3,917,482,376

Shares sold pursuant to our distribution reinvestment plan:	6,849,155	65,066,973	-	65,066,973

Shares repurchased pursuant to our share repurchase program:	(373,660)	(3,458,200)	-	(3,458,200)

	444,203,023	4,438,884,053	459,592,904	3,979,291,149

(1)                    Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)                    Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)                    Number reflects net proceeds prior to paying organizational and offering expenses other than selling commissions, marketing contributions and due diligence expense allowances.